INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of each series listed on Schedule A, (each, a “Fund”), and Foundry Partners, LLC, a Delaware limited liability company (the “Adviser”), is made as of August 15, 2016 (the “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and presently offers shares of beneficial interest in separate investment portfolios, each a “series”;

WHEREAS, the Adviser is registered as an investment adviser under the 1940 Act, and engages in the business of asset management and is willing to furnish such services to each Fund on the terms and conditions hereinafter set forth; and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory and certain other services to each Fund, as more fully set forth below, and the Adviser is willing to so furnish such services;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1. ADVISORY SERVICES

The Adviser will regularly provide each Fund with such investment advice as it, in its discretion, deems advisable and will furnish a continuous investment program for each Fund consistent with each Fund’s investment objectives and policies. The Adviser will determine the securities to be purchased for each Fund, the portfolio securities to be held or sold by each Fund and the portion of each Fund’s assets to be held un-invested, subject always to each Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees for the Trust (the “Board”) may from time to time establish. The Adviser will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of each Fund.

2. ALLOCATION OF CHARGES AND EXPENSES

The Adviser will pay the compensation and expenses of any persons rendering any services to each Fund who are officers, directors, equity owners or employees of it, and will make available, without expense to each Fund, the services of such of its employees as may duly be elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any officers, trustees, and employees of the Trust who are not officers, directors, equity owners or employees of the Adviser will be paid by the Trust.

Each Fund will be responsible for the payment of all operating expenses of each Fund, including fees and expenses incurred by each Fund in connection with membership in investment company organizations; brokerage fees and commissions; legal, auditing and accounting expenses; non-organizational expenses of registering shares under federal and state securities laws; insurance expenses; taxes or governmental fees; fees and expenses of the custodian, transfer agent, shareholder service agent, dividend disbursing agent, plan agent, administrator, accounting and pricing services agent and distributor of each Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of each Fund; its share of the fees and expenses of trustees of the Trust who are not affiliated with the Adviser; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to each Fund’s shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification for the Trust’s officers and trustees with respect thereto; or any other expense not specifically described above incurred in the performance of each Fund’s obligations. All other expenses not assumed by the Adviser herein, which are incurred by each Fund in connection with its organization, registration of shares, and operations, will be borne by each Fund. Each Fund will also pay expenses, which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act.

The Adviser may obtain reimbursement from each Fund, at such time or times as it may determine in its sole discretion, for any of the expenses advanced by the Adviser, which each Fund is obligated to pay, and such reimbursement shall not be considered part of its compensation pursuant to this Agreement.

3. COMPENSATION OF THE ADVISER

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, each Fund will pay the Adviser a fee, computed and accrued daily, and paid monthly, at an annual rate as listed on Schedule A, based on the average value of the Fund daily net assets.

The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value (“NAV”) of each Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of each Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of each Fund’s net assets may lawfully be determined, on that day. If the determination of the NAV of each Fund has been suspended for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month).

The Adviser agrees that the Board may suspend the payment of the advisory fee set forth above if the Adviser fails to follow the directions of the Board as communicated in writing on behalf of the Board by its agents or the Trust’s administrator, and that such suspension may continue until such time as the Adviser reasonably complies with such directions.

4. EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of each Fund, it is understood that the Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for each Fund with brokers or dealers selected by it, subject to review of this selection by the Board from time to time. The Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of brokers or dealers and placing of orders, the Adviser is directed at all times to seek for each Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Adviser is authorized to select brokers or dealers who also provide brokerage and research services to each Fund and the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Adviser’s overall responsibilities with respect to each Fund and to accounts over which the Adviser exercises investment discretion. Each Fund and the Adviser understand and acknowledge that, although the information may be useful to each Fund and the Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by each Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits to each Fund.

Subject to the provisions of the 1940 Act, and other applicable law, the Adviser, any of its affiliates, or any affiliate of its affiliates may retain compensation in connection with effecting each Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Adviser gives any advice to its clients concerning shares of each Fund, the Adviser will act solely as investment adviser for such client and not in any way on behalf of each Fund. The Adviser’s services to each Fund pursuant to this Agreement are not to be deemed exclusive and it is understood that the Adviser may render investment advice, management and other services to others, including other registered investment companies.

5. LIMITATION OF LIABILITY OF THE ADVISER

The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of their duties under this Agreement, or by reason of reckless disregard by any of such persons of the Adviser’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, member, shareholder or agent of the Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, member, shareholder or agent of the Adviser, or one under the control or direction of the Adviser, even though paid by the Adviser.

6. DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall take effect on the date of its execution, and shall remain in force for a period of two years from the date of its execution, and from year to year thereafter, subject to annual approval by: (i) the Board; or (ii) a vote of a “majority of the outstanding voting securities” of each Fund, as defined in the 1940 Act; provided that in either event continuance is also approved by a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Trust, by a vote cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of each Fund fail to approve the Agreement in the manner set forth above, upon request of the Board, the Adviser will continue to serve or act in such capacity for each Fund for the period of time pending required approval of the Agreement, of a new agreement with the Adviser or a different adviser, or other definitive action; provided that the compensation to be paid by each Fund to the Adviser for its services to and payments on behalf of each Fund will be equal to the lesser of the Adviser’s actual costs incurred in furnishing such services and payments or the amount the Adviser would have received under this Agreement for furnishing such services and payments.

This Agreement may, on 60 days’ written notice, be terminated with respect to each Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of each Fund, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment, as such terms is defined in the 1940 Act.

7. USE OF NAME

The Trust and the Adviser acknowledge that all rights to the name “Foundry Partners” belong to the Adviser, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event the Adviser ceases to be the investment adviser to each Fund, the Trust’s right to the use of the name “Foundry Partners” shall automatically cease on the 90th day following the termination of this Agreement. The right to the name may also be withdrawn by the Adviser during the term of this Agreement upon 90 days’ written notice by the Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, the Adviser’s right to use the name “Foundry Partners” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

8. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the U.S. Securities and Exchange Commission (the “SEC”) or its staff) by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates.

9. LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “trustees” means and refers to the Trust’s trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

10. SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11. QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of Delaware.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control,” “assignment”, and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order, or interpretation.

12. NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45244, Attention: Secretary, and the address of the Adviser is 510 First Avenue North, Suite 409, Minneapolis, MN 55403.

13. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

14. BINDING EFFECT

Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

15. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Signatures located on the next page.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

VALUED ADVISERS TRUST, on behalf of each Fund(s) listed on Schedule A	FOUNDRY PARTNERS, LLC

By: /s/ Carol J. Highsmith	By: /s/ Timothy P. Ford
Name: Carol J. Highsmith	Name: Timothy P. Ford
Title: Vice President	Title: President & CEO

SCHEDULE A

To the

INVESTMENT ADVISORY AGREEMENT

Between

VALUED ADVISERS TRUST

And

FOUNDRY PARTNERS, LLC

Dated August 15, 2016

Fund	Management Fee*
Foundry Partners Fundamental Small Cap Value Fund (formerly Dreman Contrarian Small Cap Value Fund)	0.85%

*	As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.